Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.01

Tonix Pharmaceuticals Announces Appointment of Sina Bavari, Ph.D. as
Executive Vice President, Infectious Disease Research and Development

CHATHAM, N.J., July 25, 2022 – Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company), a clinical-stage biopharmaceutical company, today announced the appointment of Sina Bavari, Ph.D. as its new Executive Vice President, Infectious Disease Research and Development. In this role, Dr. Bavari will be responsible for leading Tonix’s development of its growing infectious disease pipeline and will serve as a key member of the Company’s executive leadership team. Dr. Bavari will be based in Frederick, MD and, as part of his role, will oversee scientific development at Tonix’s Infectious Disease R&D Center located there.

“We are delighted that Dr. Bavari has joined our team to lead our infectious disease research and development efforts,” said Seth Lederman, M.D., President and Chief Executive Officer of Tonix Pharmaceuticals. “Dr. Bavari has a proven track record of innovation and of developing scientific strategies as well as leading programs at all stages of discovery and development.”

“I am excited to join Tonix and to lead the Company's efforts in infectious disease research and development programs, including vaccines in development for monkeypox, smallpox and COVID-19,” said Dr. Bavari. “The Frederick, MD Research and Development Center, or RDC, is a state-of-the-art facility with exceptional capabilities. The facility is up and running and is staffed by an outstanding team of scientists. I look forward to leveraging my years of experience in industry and government to expedite this important work with the goal of ultimately solving health problems on a global basis.”

Dr. Bavari has a record of achievement utilizing new and complex technologies and in guiding programs through clinical decision points into advanced development. He is an inventor of approximately 30 patents, published over 300 peer-reviewed manuscripts and contributed to 15 development candidates, as well as numerous Investigational New Drug candidate filings. Most recently, he served as Chief Scientific Officer / Scientific Director at the U.S. Army Research Institute of Infectious Diseases (USAMRIID) and has held numerous leadership roles at USAMRIID, including Chief, Molecular and Translational Sciences Division and Therapeutic Discovery Center; Chief, Target Discovery & Experimental Microbiology, Integrated Toxicology Division; and Chief, Immunology, Target Identification, and Translational Research, Bacteriology Division. Dr. Bavari earned his Ph.D. in Immunotoxicology and Pharmaceutical Science at the University of Nebraska Medical Center in Omaha, Nebraska, and his M.S. in Nuclear Physics and Nuclear Pharmacy at the University of Southern California, Los Angeles.

Tonix Pharmaceuticals Holding Corp. *

Tonix is a clinical-stage biopharmaceutical company focused on discovering, licensing, acquiring and developing therapeutics to treat and prevent human disease and alleviate suffering. Tonix’s portfolio is composed of central nervous system (CNS), rare disease, immunology and infectious disease product candidates. Tonix’s CNS portfolio includes both small molecules and biologics to treat pain, neurologic, psychiatric and addiction conditions. Tonix’s lead CNS candidate, TNX-102 SL (cyclobenzaprine HCl sublingual tablet), is in mid-Phase 3 development for the management of fibromyalgia with a new Phase 3 study launched in the second quarter of 2022 and interim data expected in the first quarter of 2023. TNX-102 SL is also being developed to treat Long COVID, a chronic post-acute COVID-19 condition. Tonix expects to initiate a Phase 2 study in Long COVID in the third quarter of 2022. TNX-1300 (cocaine esterase) is a biologic designed to treat cocaine intoxication that is mid-Phase 2 and has been granted Breakthrough Therapy Designation by the FDA. TNX-1900 (intranasal potentiated oxytocin), a small molecule in development for chronic migraine, is expected to enter the clinic with a Phase 2 study in the second half of 2022. Tonix’s rare disease portfolio includes TNX-2900 (intranasal potentiated oxytocin) for the treatment of Prader-Willi syndrome. TNX-2900 has been granted Orphan-Drug Designation by the FDA. TNX-601 ER (tianeptine hemioxalate extended-release tablet) is being developed as an antidepressant in the U.S., with a Phase 2 study expected to be initiated in first quarter of 2023 pending IND clearance. Tonix’s immunology portfolio includes biologics to address organ transplant rejection, autoimmunity and cancer, including TNX-1500, which is a humanized monoclonal antibody targeting CD40-ligand being developed for the prevention of allograft and xenograft rejection and for the treatment of autoimmune diseases. A Phase 1 study of TNX-1500 is expected to be initiated in the first half of 2023. Tonix’s infectious disease pipeline consists of a vaccine in development to prevent smallpox and monkeypox called TNX-801, next-generation vaccines to prevent COVID-19, and a platform to make fully human monoclonal antibodies to treat COVID-19. Tonix’s lead vaccine candidate for COVID-19 is TNX-1850, a live virus vaccines based on Tonix’s recombinant pox live virus vector vaccine platform.

*All of Tonix’s product candidates are investigational new drugs or biologics and have not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2022, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(862) 904-8182

Olipriya Das, Ph.D. (media)

Russo Partners

Olipriya.Das@russopartnersllc.com

(646) 942-5588

Peter Vozzo (investors)

Westwicke/ICR

peter.vozzo@westwicke.com

(443) 213-0505